FOR IMMEDIATE RELEASE July 28, 2009	Energizer Holdings, Inc. 533 Maryville University Dr. St. Louis, MO 63141 Company Contact Jacqueline E. Burwitz Vice President, Investor Relations 314-985-2169

ENERGIZER HOLDINGS, INC. ANNOUNCES THIRD QUARTER RESULTS

St. Louis, Missouri, July 28, 2009 – Energizer Holdings, Inc., [NYSE: ENR], today announced results of its third quarter ended June 30, 2009.  Net earnings for the quarter were $72.7 million, or $1.13 per diluted share, versus net earnings of $66.7 million, or $1.13 per diluted share in the third fiscal quarter of 2008.  While net earnings were higher in the fiscal 2009 third quarter, the recently completed equity offering resulted in higher shares outstanding, or a $0.10 reduction in diluted earnings per share.  The current quarter includes a favorable adjustment of $0.7 million, net of tax, or $0.01 per diluted share, resulting from a change in the policy by which the company’s colleagues earn and vest in the company’s paid time off (PTO) benefit.  Last year’s third quarter included an after-tax expense of $1.9 million, or $0.03 per diluted share, related to Playtex integration costs and a $4.0 million expense for income taxes, or $0.07 per diluted share, to adjust prior year tax accruals.

“Net earnings for the quarter and year-to-date continue to hold up despite volume shortfalls in batteries, currency headwinds across all businesses and an overall globally weak consumer environment,” said Ward Klein, Chief Executive Officer.  “This positive financial performance is due in part to our continued focus on innovation, strong overhead and spending cost reductions, and on-going deleveraging of our balance sheet.  In the near-term, we expect a difficult fourth quarter comparison due to hurricane-related and early holiday season shipments last year.  In addition, our brand investment spending will be at levels similar to the June quarter.  Longer-term, we need to insure our cost structure remains aligned to the difficult consumer and macro-economic environment that prevails, while maintaining our investment in existing brands and new products.”

For the current quarter, total net sales decreased $69.2 million, or 6%, to $997.5 million.  On a constant currency basis, sales decreased $5 million, or less than 1%.  Net sales in the Household Products division decreased $69.1 million, down 13%, or $33 million, down 6% on a constant currency basis.  Net sales in the Personal Care business were essentially flat but increased $28 million, or 5%, on a constant currency basis.  Gross margin decreased 180 basis points due to the unfavorable impact of currencies.  Excluding currencies, gross margin was 47.9%, up 20 basis points versus the prior year.  Segment profit decreased $10.1 million, or 6%, to $162.6 million.  Excluding the unfavorable impact of currencies of approximately $31 million, segment profit increased approximately $21 million due primarily to lower advertising and promotional spending and marketing and selling expenses.  General corporate and other expenses decreased $2.1 million, while interest expense and other net financing costs declined $9.3 million and $7.1 million, respectively.

On May 15, Energizer completed an equity offering of 10,925,000 shares at $49.00 per share, resulting in net proceeds of $510.2 million.  In addition, on June 5, the company completed the acquisition of the Edge and Skintimate shave preparation business for an aggregate purchase price of approximately $275 million.  Approximately $12 million of the purchase price has been allocated to acquired inventory.  In addition, the company estimates that the present value of tax benefits related to the assets acquired will be approximately $48 million.   The company based its valuation on $150 million of annual sales with $25 to $30 million in post-integration earnings before interest, taxes, depreciation and amortization (EBITDA).  The results for the shave preparation business for the period from the date of acquisition were immaterial to the quarter.

For the nine months ended June 30, 2009, net earnings were $260.7 million, or $4.29 per diluted share, compared to net earnings of $230.2 million, or $3.90 per diluted share, in the same period last year.  The share issuance resulted in a reduction of $0.12 in diluted earnings per share for the nine months ended June 30, 2009.  Included in the current nine month period is the favorable PTO adjustment of $15.2 million, net of tax, or $0.26 per diluted share, which was partially offset by integration and business realignment costs of $7.4 million, after-tax, or $0.12 per diluted share.  The prior year nine month period included an after-tax expense of $16.5 million or $0.28 per diluted share, related to the write-up and subsequent sale of inventory purchased in the Playtex acquisition, integration and other realignment costs of $10.0 million, after-tax, or $0.17 per diluted share, and the aforementioned unfavorable income tax accrual adjustment of $4.0 million, $0.07 per diluted share.

Net sales for the nine months decreased $287.2 million, or 9%, to $2,920.4 million.  On a constant currency basis, sales decreased $100 million, or 3%.  Net sales in the Household Products division decreased $268.0 million, down 15%, or $149 million, down 8% on a constant currency basis.  Net sales in the Personal Care business decreased $19.2 million, down 1%, but increased $49 million, or up 4%, on a constant currency basis.  Excluding unfavorable currencies and the favorable impact of the PTO change, gross margin was 48.4% for the nine month period in 2009 as compared to 47.7% for the same period last year.  For comparative purposes, the margin percent for last year was adjusted upward to exclude the impact of the Playtex inventory write-up at acquisition.  Segment profit decreased $27.0 million, or 5%, to $565.0 million; whereas on a constant currency basis total segment profit increased $49.0 million, or 8%, due primarily to lower advertising and promotional spending.  General corporate and other expenses decreased $6.8 million.  Interest expense declined $28.3 million while other net financing increased $11.4 million.

Household Products

For the quarter, net sales were $468.0 million, down $69.1 million, or 13% versus the same quarter last year due partially to unfavorable currencies of approximately $37 million.  Excluding the unfavorable currency impact, net sales declined $33 million, or 6% as lower sales volume was partially offset by favorable pricing and product mix.  The sales volume decline was across all regions and was driven by a reduction in Energizer Max premium alkaline and low margin non-Energizer branded products volume.  We estimate overall retail consumption of Energizer Max units globally was down approximately 3% to 4% in the current quarter compared to the same quarter last year.  In the current global recessionary environment, we continue to see cautious retailer inventory investments and unfavorable device trends, primarily in developed markets.  However, the company’s broad performance battery portfolio has been able to offset overall alkaline battery category softness and allowed Energizer to hold or grow share in most of our key markets.   Overall pricing and product mix was favorable globally driven by early fiscal 2009 price increases in the U.S. and a number of other markets.

Segment profit decreased $14.7 million for the quarter as approximately $23 million of unfavorable currency impacts and the unfavorable impact of lower volume, were partially offset by the favorable pricing and product mix, noted above, and lower advertising and promotion expense.

For the nine months, net sales were $1,533.1 million, down $268.0 million, or 15% versus the prior nine month period including the impact of approximately $119 million of unfavorable currencies.  Excluding the unfavorable currency impact, net sales declined $149 million, or 8% due to lower sales volume most notably in the U.S.  The U.S. volume decline reflects significant retail inventory reductions, primarily in the first quarter, and declines in lower margin non-Energizer branded products.

Year to date, segment profit decreased $54.0 million, including approximately $59 million of unfavorable currency.  Excluding the impact of the unfavorable currency, segment profit increased $5 million as the impact of lower sales noted above was more than offset by reductions in advertising and promotion, overheads and favorable product costs primarily in the first quarter.

Looking ahead, we expect a difficult comparison for the fiscal fourth quarter, as noted above, and we estimate product cost will be unfavorable $10 million for the remainder of the year due primarily to the impact of lower unit volumes.  Finally, as has been evident throughout fiscal 2009, we expect currencies to remain unfavorable for the fiscal fourth quarter as compared to the prior year quarter.  However, based on current foreign exchange rates, the unfavorability should be moderated somewhat versus the year to date impacts as the U.S. dollar has weakened modestly.  We currently estimate the unfavorable impact in Household Products will be in range of $10 to $12 million as compared to fiscal fourth quarter of 2008.

As mentioned above, the battery category has experienced declines recently.  In response, on July 27, 2009, the company’s Board of Directors approved a restructuring plan designed to reduce the overhead cost structure primarily in the Household Products business and right-size manufacturing and sales operations in light of market uncertainty.  The plan provides for an offer of a voluntary enhanced retirement severance package to certain eligible hourly and salaried U.S. employees, and the elimination of additional positions as part of a limited involuntary reduction in force.

The costs of the restructuring are expected to be in the range of $22 to $28 million, consisting primarily of one-time termination benefits.  The majority of the costs are expected to be recorded in fiscal 2009, although some charges may occur in early fiscal 2010.  The majority of the reorganization will be completed by the first quarter of fiscal 2010.  Once completed, annualized savings are estimated to be in the range of $15 to $18 million.

Personal Care

Net Sales for the quarter were $529.5 million, essentially flat versus the prior year.  However, on a constant currency basis, net sales increased approximately $28 million, or 5%, in the quarter.  The increase in net sales on a constant currency basis was driven by increases in all product lines.  Wet Shave net sales increased 4% due to the early success of the Quattro for Women Trimmer, which was launched in the second quarter of fiscal 2009.  Skin Care sales increased 6% due to higher shipments of Wet Ones in response to the H1N1 pandemic, and to a lesser extent, higher sales of Suncare, primarily in Latin America and Europe.  Infant Care sales increased 10% due to growth in Diaper Genie.  Finally, Feminine Care sales increased 6% due to continued strong sales growth of Sport, only partially offset by lower sales of Gentle Glide.

Segment profit for the quarter was $87.8 million, up $4.6 million or 6% versus the same quarter in the prior year.  Excluding the impact of unfavorable currencies of approximately $9 million, segment profit increased $13 million for the quarter due to $6 million in incremental Playtex synergies, and the impact of the higher sales noted above.  These items were partially offset by higher product costs and unfavorable product mix.

For the nine months ended June 30, 2009, net sales of $1,387.3 million decreased $19.2 million, or 1%, including the negative impact of unfavorable currencies of approximately $69 million.  On a constant currency basis, sales increased approximately $49 million, or 4%.  Wet Shave increased 4% on higher disposable volumes, the launch of Quattro for Women Trimmer and higher sales for Quattro men’s systems, partially offset by declines in other legacy system products.  Infant Care sales increased 7% due primarily to growth in Diaper Genie products.  Skin Care sales increased 3% on higher sales of Suncare and Wet Ones.  Feminine Care sales declined 1% as higher sales of Sport were offset by lower sales of Gentle Glide, due, in part, to increased competitive activity.

Segment profit for the nine months ended June 30, 2009 was $280.1 million, up $27.0 million on a reported basis and up approximately $43 million, or 17%, excluding the impact of unfavorable currencies.  This increase on a constant currency basis was due to approximately $26 million in incremental Playtex synergies and lower advertising and promotion, which were partially offset by higher product costs and unfavorable product mix.

Incremental synergies are expected to be approximately $5 million for the remainder of the fiscal year; however, these will continue to offset certain unfavorable product cost and mix impacts as well as other project investment spending.

Other Items

Corporate and other expenses decreased $2.1 million for the quarter due primarily to lower Playtex integration costs.  For the nine months, corporate and other expenses decreased $6.8 million due primarily to lower compensation related expenses.

Interest expense decreased $9.3 million for the quarter and $28.3 million for the nine month period on lower average interest costs on variable debt and lower average borrowings.  Other net financing items were favorable $7.1 million for the quarter, but unfavorable for the nine month period by $11.4 million due to exchange losses incurred as U.S. dollar based payables for the company’s foreign affiliates were unfavorably impacted by the rapid and significant strengthening of the U.S. dollar versus most local currencies in the fiscal first quarter.

The effective tax rate was 35.0% for the quarter and 32.7% for the nine months.  Capital expenditures were $32.7 million for the quarter and $108.4 million for the nine months versus $97.4 million for the same nine month period in fiscal 2008.  Depreciation expense was $29.2 million and $86.5 million for the quarter and the nine months, respectively.

Energizer’s Debt to Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA) Ratio for the last four quarters, as defined by the company’s credit agreements, was 3.15 to 1.00.  At June 30, 2009, the company's debt level was $2.9 billion, with $2.4 billion, or 85%, at fixed rates averaging 5.18%.  In addition, the company’s cash reported on the balance sheet was $443.3 million, primarily, the proceeds of the previously mentioned equity offering.  The cash will be used for general corporate purposes and for debt repayment.  The next debt repayment for private placement note maturities of $200 million is due in November 2009.

Currency Outlook

The U.S. dollar remains significantly stronger versus most foreign currencies as compared to a year ago, although there has been some moderation during the most recent quarter.  At prevailing currency rates as of July 20, 2009, we estimate the overall operating profit impact of currency translation to be unfavorable $20 to $24 million for the remainder of fiscal 2009 as compared to the same period in fiscal 2008.  This impact is split fairly evenly between our two business segments.  This estimate is net of certain currency swap transactions, as the company has hedged certain key currencies to reduce further exposure to currency movements for the remainder of 2009.  For the full year, the company estimates the total unfavorable currency impact will be approximately $120 million.

# # #
While Energizer Holdings, Inc. reports financial results in accordance with accounting principles generally accepted in the U.S. (“GAAP”), this press release includes non-GAAP measures.  These non-GAAP measures, such as comparison changes excluding the impact of currencies, are not in accordance with, nor are they a substitute for, GAAP measures.  The Company believes these non-GAAP measures provide a more meaningful comparison to the corresponding reported period and assist investors in performing analysis consistent with financial models developed by research analysts.  Investors should consider non-GAAP measures in addition to, not as a substitute for, or superior to, the comparable GAAP measures.

Statements in this press release that are not historical, particularly statements regarding continuing earnings performance, comparisons for the Company’s fourth quarter, the advisability of adjustments to the Company’s cost structure and new product investment, estimates of the present value of tax benefits related to the shave preparation assets acquired and assumptions regarding post-integration earnings, estimates of retail consumption of Energizer Max units, ongoing caution in retailer inventory investments and unfavorable device trends as well as the continuing ability of the Company’s battery portfolio to offset category softness and hold or grow market share, estimates of unfavorable battery product costs for the remainder of the year, the relative strength of the U.S. dollar to foreign currencies and its impact on Household Products results for the fourth quarter, the impact of the recently approved restructuring plan on the Company’s cost structure and operations, as well as the costs, timing and savings of the plan, incremental Playtex synergies for the remainder of the fiscal year and their impact on Personal Care results, the quarterly effective tax rate; and the estimated impact of foreign currency devaluation, and offsetting hedging gains, on Company profitability for the remainder of fiscal 2009; may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Energizer cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made.

Energizer advises readers that various risks and uncertainties could affect its financial performance and could cause Energizer’s actual results for future periods to differ materially from those anticipated or projected.  The current negative global economic conditions are unprecedented in recent years and it is difficult to assess the likelihood of improvement or further deterioration in the near future; consequently it is difficult to assess if employment levels and consumer confidence, and consequent consumer spending and retail inventory levels, will remain low for the year, or if improvement in economic conditions will spur significant spending and retail inventory loading. Energizer’s ability to continue brand investment spending and adjust its ongoing cost structure may be impacted by lower than anticipated cash flows or significant upfront costs associated with restructuring efforts, and may not be effective in preventing future earnings deterioration, particularly if the current recessionary conditions continue or worsen. Estimates of tax benefits related to the acquisition of shave preparation business are based on current tax laws and regulations, and amendments or revisions to such laws and regulations could materially impact the benefits realized. Similarly, estimates of post-integration earnings were made solely for acquisition valuation purposes and there can be no guarantee that such results will be realized, particularly given competitive factors and current economic conditions. Energizer’s estimates of retail consumption of battery products and retail inventory reductions are based solely on limited data available to Energizer and management’s reasonable assumptions about market conditions, and consequently may be inaccurate, or may not reflect significant segments of the retail market.  Consumer confidence and consumption trends with respect to the overall battery category are difficult to predict, although it is likely that they will continue to be significantly negatively impacted by continuing economic turmoil, as well as by declines in the proliferation or consumption of battery-powered devices.  In light of uncertain category and competitive dynamics, it is uncertain whether the Company’s broad battery portfolio will continue to be effective in offsetting category softness and/or preserving market share. Unforeseen weather or other developments, or unexpectedly strong economic rebound could result in a better than anticipated fourth quarter for the Household Products division, although such developments are not anticipated. The impact of material and other commodity costs could be more significant than anticipated, as it is difficult to predict with any accuracy whether raw material, energy and other input costs, or unit volumes, will stabilize, since such costs are impacted by multiple economic, political and other factors outside of the Company’s control, and volumes are impacted by consumption and category trends that are difficult to assess in the current environment.  The recently approved restructuring plan is primarily on a voluntary basis, and the response of employees may be less than anticipated, resulting in less than optimal cost reductions. On the other hand, a greater than expected response could result in higher costs of the plan, with a longer payback period. Unanticipated business needs could dictate slower implementation of the plan, and consequent recognition of charges in later periods, while unforeseen expenses could result in less than estimated annual savings.  The extent of future synergies related to the Playtex acquisition may be significantly different from current expectations due to changes in market or competitive conditions, systems or personnel issues, or other operational factors, while the offsetting impact of product costs and investment spending may be less than estimated. Energizer’s effective tax rate for the year could be impacted by legislative or regulatory changes by federal, state and local, and foreign taxing authorities, as well as by the profitability or losses of Energizer’s various subsidiary operations in both high-tax and low-tax countries. The estimated impact of foreign currency devaluations and offsetting hedges on Energizer’s profitability for the year is also difficult to estimate with any degree of certainty. Prolonged recessionary conditions in key global markets where Energizer competes could result in significantly greater local currency devaluation and correspondingly greater negative impact on Energizer than what can be anticipated from the current spot rates. On the other hand, if concerted global stabilization measures achieves some degree of economic recovery, local currencies could be significantly strengthened relative to the dollar.  In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of any such forward-looking statements. Energizer does not undertake any obligation to update any forward-looking statements to reflect events that occur or circumstances that exist after the date on which they were made. Additional risks and uncertainties include those detailed from time to time in Energizer’s publicly filed documents; including its annual report on Form 10-K for the year ended September 30, 2008, and its quarterly reports on Form 10-Q for the periods ended December 31, 2008 and March 31, 2009.

ENERGIZER HOLDINGS, INC.
STATEMENTS OF EARNINGS
(Condensed)
(In millions, except per share data - Unaudited)

	Quarter Ended June 30,		Nine Months Ended June 30,
	2009	2008	2009	2008

Net sales	$997.5	$1,066.7	$2,920.4	$3,207.6

Cost of products sold	539.7	557.7	1,535.5	1,704.6

Gross profit	457.8	509.0	1,384.9	1,503.0

Selling, general and administrative expense	176.6	200.5	508.6	581.8
Advertising and promotion expense	119.3	140.0	296.1	370.2
Research and development expense	22.6	23.1	64.0	67.3
Interest expense	35.0	44.3	109.7	138.0
Other financing items, net	(7.5)	(0.4)	19.1	7.7

Earnings before income taxes	111.8	101.5	387.4	338.0

Income tax provision	39.1	34.8	126.7	107.8

Net earnings	$72.7	$66.7	$260.7	$230.2

Earnings per share
Basic	$1.15	$1.16	$4.34	$4.01
Diluted	$1.13	$1.13	$4.29	$3.90

Weighted average shares of common stock - Basic	63.4	57.6	60.0	57.5
Weighted average shares of common stock - Diluted	64.3	59.1	60.8	59.0

See Accompanying Notes to Condensed Financial Statements

Energizer Holdings, Inc.
Notes to Condensed Financial Statements
June 30, 2009
(In millions, except per share data)

1.	Operating results for any quarter are not necessarily indicative of the results for any other quarter or the full year.

2.
Operations for the Company are managed via two major segments - Household Products (Battery and Lighting Products) and Personal Care (Wet Shave, Skin Care, Feminine Care and Infant Care).  Segment performance is evaluated based on segment operating profit, exclusive of general corporate expenses, share-based compensation costs, costs associated with most restructuring, integration or business realignment activities and amortization of intangible assets.  Financial items, such as interest income and expense and other financing items, are managed on a global basis at the corporate level.

On June 5, 2009, the Company completed its previously announced acquisition of the Edge and Skintimate shave preparation business of S.C. Johnson & Son, Inc.  This business will be part of the Personal Care segment within the Wet Shave brand group.  Operating results, from the date of acquisition through June 30, 2009 were immaterial.

In accordance with generally accepted accounting principles, cost of products sold for the nine months ended June 30, 2008 reflected a charge of $27.5 related to the amortization of the inventory write up recorded as a result of the Playtex acquisition.  The reduction in gross margin associated with the write-up and subsequent sale of inventory acquired in the Playtex acquisition was not reflected in the Personal Care segment, but rather presented as a separate line item below segment profit, as it was a non-recurring item directly associated with the Playtex acquisition.  Such presentation reflects management's view on how it evaluates segment performance.

For the quarter ended June 30, 2009, cost of products sold and selling, general and administrative expense reflected favorable adjustments of $0.3 and $0.8 related to the change in policy governing the company's paid time off (PTO).  For the nine months ended June 30, 2009, cost of products sold and selling, general and administrative expense reflected favorable adjustments of $11.4 and $12.7 related to the change in policy governing the company's PTO.  These favorable adjustments were not reflected in the Household Products or Personal Care segments, but rather presented as a separate line below segment profit as it was not operational in nature.  Such presentation reflects management's view on how it evaluates segment performance.

The Company’s operating model includes a combination of stand-alone and combined business functions between the Household Products and Personal Care businesses, varying by country and region of the world.  Shared functions include product warehousing and distribution, various transaction processing functions, certain environmental activities, and, in some countries, a combined sales force and management.

Historical segment sales and profitability for the quarter and nine months ended June 30, 2009 and 2008, respectively, are presented below.

	Quarter Ended June 30,		Nine Months Ended June 30,
Net Sales	2009	2008	2009	2008
Household Products	$468.0	$537.1	$1,533.1	$1,801.1
Personal Care	529.5	529.6	1,387.3	1,406.5
Total net sales	$997.5	$1,066.7	$2,920.4	$3,207.6

Profitability
Household Products	$74.8	$89.5	$284.9	$338.9
Personal Care	87.8	83.2	280.1	253.1
Total segment profitability	$162.6	$172.7	$565.0	$592.0
General corporate and other expenses	(21.8)	(23.9)	(63.5)	(70.3)
Playtex acquisition inventory valuation	-	-	-	(27.5)
PTO policy change	1.1	-	24.1	-
Amortization	(2.6)	(3.4)	(9.4)	(10.5)
Interest and other financial items	(27.5)	(43.9)	(128.8)	(145.7)
Earnings before income taxes	$111.8	$101.5	$387.4	$338.0

Supplemental product information is presented below for revenues from external customers:

	Quarter Ended June 30,		Nine Months Ended June 30,
Net Sales	2009	2008	2009	2008
Alkaline batteries	$272.2	$312.4	$908.9	$1,072.4
Carbon zinc batteries	41.0	50.4	139.4	170.0
Other batteries and lighting products	154.8	174.3	484.8	558.7
Wet Shave - razors/shave prep	273.8	283.6	771.9	788.2
Skin Care	148.2	144.3	310.6	314.0
Feminine Care	58.4	56.0	160.0	165.3
Infant Care	49.1	45.7	144.8	139.0
Total net sales	$997.5	$1,066.7	$2,920.4	$3,207.6

3.
Basic earnings per share is based on the average number of common shares outstanding during the period.  Diluted earnings per share is based on the average number of shares used for the basic earnings per share calculation, adjusted for the dilutive effect of stock options and restricted stock equivalents.

4.
The current and prior year quarter include pretax charges of $0.3 and $3.1, respectively, and the current and prior year nine months include pretax charges of $11.3 and $15.8, respectively, related to the integration of Playtex and certain other business realignment activities.  These are included in General corporate and other expenses in Note 2 above.

5.
The current quarter and nine months includes a pretax favorable adjustment of $1.1 and $24.1, respectively, as a result of the change in the Company’s PTO policy.  This change had a favorable impact of $0.3 in gross profit and $0.8 in selling, general and administrative expense for the quarter.  For the nine months, this change had a favorable impact of $11.4 in gross profit and $12.7 in selling, general and administrative expenses.